UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

March 9, 2017

____________________________

Ironclad Performance Wear Corporation

(Exact name of registrant as specified in charter)

Nevada

(State or other Jurisdiction of Incorporation or Organization)

0-51365 (Commission File Number)		98-0434104 (IRS Employer Identification No.)
1920 Hutton Court, Suite 300 Farmers Branch, TX 75234 (Address of Principal Executive Offices and zip code)

(972) 996-5664

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K/A amends Items 2.02 and 7.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2017 (the “Form 8-K”), regarding the Registrant’s unaudited financial results for the fourth quarter and fiscal year ended December 31, 2016 disclosed in a press release issued on March 9, 2017 (the “Earnings Release”). The Form 8-K is hereby amended to include the revised financial results for the fourth quarter and fiscal year ended December 31, 2016 set forth below.

Item 2.02	Results of Operations and Financial Condition.

As compared to the unaudited financial information included in the Earnings Release furnished as an exhibit to the Form 8-K, for the fourth quarter of 2016:

·	Net Sales has been decreased by $213,036 to $8.1 million from $8.3 million, a decrease of 4% (as opposed to 1%) from the fourth quarter total of $8.4 million for 2015.
·	Gross Profit has been decreased by $129,353 to $2.9 million from $3.0 million, or 36% of Net Sales in the fourth quarter of 2016, compared to $2.8 million, or 34% of Net Sales in the fourth quarter of 2015.
·	Operating Expenses in the fourth quarter of $2.6 million represented 33% (as opposed to 32%) of Net Sales.
·	Income from Operations has been decreased by $129,353 to $0.23 million from $0.36 million, or 3% of net sales (as opposed to 4% of net sales) as compared to $0.26 million or 3% during the same period in 2015.
·	Net Income has been decreased by $129,353 to $0.19 million from $0.32 million, or $0.00 per share, as compared to $0.24 million, or $0.00 per share, in the same period in 2015.

As compared to the unaudited financial information included in the Earnings Release furnished as an exhibit to the Form 8-K, for the fiscal year ended December 31, 2016:

·	Net Sales has been decreased by $213,036 to $25 million from $25.2 million, an increase of 6% (as opposed to 7%) from 2015 Net Sales of $23.6 million.
·	Gross Profit has been decreased by $129,353 to $8.9 million from $9 million, or 36% of Net Sales in 2016, compared to $8.3 million, or 35% of Net Sales in 2015.
·	Operating Expenses of $9.9 million represented 40% (as opposed to 39%) of Net Sales.
·	Loss from Operations has been increased by $129,353 to $0.96 million from $0.83 million.
·	Net Loss, including a non-cash reserve against the deferred tax asset of $1.8 million, has been increased by $129,353 to $2.96 million from $2.83 million, or $0.04 per share, as compared to $0.23 million, or $0.00 per share, in 2015.

The adjustments did not affect any of the other unaudited financial information and operating results reported in the Earnings Release furnished as an exhibit to the Form 8-K, as reflected in the Registrant’s financial statements included in the Registrant’s Form 10-K, which was filed today with the Securities and Exchange commission.

A summary of the revised operating results is as follows:

	Three Months Ended December 31, 2016 (Unaudited)	Twelve Months Ended December 31, 2016
Net Sales	$8,088,958	$24,986,878
Gross Profit	2,875,683	8,910,366
Operating Expenses	2,642,954	9,872,382
Income (Loss) from Operations	232,729	(962,016)
Net Income (Loss)	$187,480	$(2,968,217)

These revisions resulted from the Registrant’s acceptance, outside of its normal protocol, of an email from a customer to initiate a sale in lieu of a formal purchase order, which was not considered persuasive evidence of an arrangement under Staff Accounting Bulletin No. 104. In addition, the Registrant also recorded an adjustment pertaining to an offsetting reversal of an original invoice that was reissued due to revisions on a customer purchase order. The reversal of the original invoice was not keyed timely into the Registrant’s system, thereby overstating revenues. The Registrant evaluated its controls over the revenue recognition process and concluded that it did not maintain effective internal control over financial reporting as of December 31, 2016.

The Registrant’s audit committee discussed with its independent registered public accounting firm the matters disclosed herein. The Registrant, with the oversight of its audit committee, is in the process of dedicating resources and efforts to improve the effectiveness of the Registrant’s revenue recognition controls to prevent recurrence of the aforementioned process failures. The Registrant’s management, with the oversight of its audit committee, has begun to implement a remediation program for the remainder of fiscal 2017, with more focused attention on transaction processing and reporting to properly align the remediation process.

The Registrant’s financial results for the fiscal year ended December 31, 2016 are included in its Form 10-K, which was filed today with the Securities and Exchange Commission.

Item 7.01.	Regulation FD Disclosure.

The disclosure under Item 2.02 above is incorporated herein by reference in its entirety.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONCLAD PEFORMANCE WEAR CORPORATION

Date: April 17, 2017

By: /s/ William Aisenberg

William Aisenberg

Executive Vice President & Chief Financial Officer